Exhibit 99.1
VeriChip Corporation Announces $10 Million Financing Commitment
Financing to provide funding for Company’s initiatives to develop an H1N1 virus triage detection system and glucose-sensing RFID microchip
DELRAY BEACH, FL — September 29, 2009 — VeriChip Corporation (“VeriChip” or the “Company”) (NASDAQ: CHIP) today announced it has entered into a definitive agreement for a $10,000,000 investment commitment with Optimus Technology Capital Partners, LLC, or Optimus. The Company expects to use a portion of the proceeds to fund its development programs with RECEPTORS LLC to develop a virus triage detection system for the H1N1 virus and an in vivo glucose-sensing RFID microchip. The Company will use the remainder of the funds for working capital and general corporate purposes.
Scott R. Silverman, Chairman and CEO of VeriChip, stated, “This financing arrangement was established at terms we believe are very favorable to the Company. Importantly, this financing, when completed, fully funds our development partnerships with RECEPTORS for both the virus triage detection system and glucose-sensing RFID microchip, and provides funds for additional working capital.”
The Company may issue convertible preferred shares from time to time in multiple tranches. The preferred will accrue a 10% in kind dividend and provides an option for the Company to prepay with a make-whole premium. The tranches will be convertible into restricted common stock at the market price on the date of each tranche. In conjunction with the financing, R & R Consulting Partners, LLC, which is controlled by Mr. Silverman, agreed to enter into one or more Stock Loan Agreements with Optimus to facilitate the transaction. The financing is subject to customary closing conditions. The Company plans to file a Form 8-K to provide more details of the financing.
About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, has developed the VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip and corresponding personal health record, cleared for medical use in October 2004 by the United States Food and Drug Administration.
On September 8, 2009, VeriChip Corporation announced it agreed to acquire Steel Vault Corporation (OTCBB: SVUL) to form PositiveID Corporation. PositiveID will provide identification technologies and tools to protect consumers and businesses. The companies expect the merger to close in the fourth quarter of 2009.
For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.
Statements about VeriChip’s future expectations, including its ability to fund and develop a triage detection system for detection of the H1N1 virus and an in vivo glucose-sensing microchip, the expectation that Optimus will purchase preferred stock from the Company, the expectation that the company will use a portion of the proceeds to fund its development programs with RECEPTORS LLC to develop a virus triage detection system for the H1N1 virus and an in vivo glucose-sensing RFID microchip and use the remainder of the funds for working capital and general corporate purposes and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. These risks and uncertainties include without limitation, the inability to fully fund the financing due to the failure to obtain stockholder approval as may be required; the failure of the Company to meet the funding conditions set forth in the agreement with Optimus; the impact of, and restrictions associated with, the debt incurred in connection with the transaction; transaction costs being greater than anticipated; unanticipated delays as a result of regulatory issues or other factors; and changes in economic conditions. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
Additional Information and Where to Find It
On September 8, 2009, VeriChip and Steel Vault issued a joint press release announcing the signing of an Agreement and Plan of Reorganization, among VeriChip, Steel Vault and VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of VeriChip (the “Acquisition Subsidiary”), pursuant to which the Acquisition Subsidiary will be merged with and into Steel Vault, with Steel Vault surviving and becoming a wholly-owned subsidiary of VeriChip (the “Merger”). Upon the consummation of the Merger, each outstanding share of Steel Vault’s common stock will be converted into 0.5 shares of VeriChip common stock.
In connection with the Merger, VeriChip filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will contain a Joint Proxy Statement/Prospectus of VeriChip and Steel Vault. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully because they contain important information about VeriChip, Steel Vault and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain a free copy of other documents filed by VeriChip or Steel Vault by directing a written request, as appropriate, to VeriChip at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations, or to Steel Vault at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.
VeriChip, Steel Vault and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.
Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of VeriChip is also included in VeriChip’s Form 10-K, which was filed with the SEC on February 12, 2009. Additional information regarding the directors and executive officers of Steel Vault is also included in Steel Vault’s proxy statement (Form DEF 14A) for the 2009 annual meeting of Steel Vault’s stockholders, which was filed with the SEC on February 9, 2009, as amended. These documents are available free of charge at the SEC’s website (www.sec.gov) and by contacting Investor Relations at the addresses above.
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Contact:
Allison Tomek
561-805-8000
atomek@verichipcorp.com